CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-1 Registration Statement under the Securities Act of 1933 of Imaging3, Inc. (the “Company”) of our report dated April 16, 2019 relating to the Company’s financial statements for the years ended December 31, 2018 and 2017, and the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

July 24, 2019